Exhibit 99.1

ATLAS LITHIUM SECURES US$ 30,000,000 STRATEGIC INVESTMENT AND OFFTAKE AGREEMENT FROM MITSUI

BOCA RATON, Florida — (March 28, 2024) – Atlas Lithium Corporation (NASDAQ: ATLX), a lithium exploration and development company, is pleased to announce that it has signed definitive investment and offtake agreements with Mitsui & Co., Ltd. (“Mitsui”) which the Company considers as strong validation of its project and team. Mitsui is purchasing US$ 30,000,000 in common shares of Atlas Lithium at a 10% premium to the 5-day VWAP (the “Strategic Investment”) and at the same time entering into an Offtake Agreement (the “Offtake”) for the future purchase of 15,000 tons of lithium concentrate from Phase 1 and 60,000 tons per year for five years from Phase 2 of Atlas Lithium’s soon to be producing Neves Project in Brazil’s Lithium Valley. The Strategic Investment provides Atlas Lithium with immediately available funds to continue its rapid development towards revenue generation with the production and sale of high-quality, low cost, environmentally sustainable lithium concentrate.

Mitsui and Atlas Lithium entered a Memorandum of Understanding as announced in January 2023 and the two companies have since developed a close rapport which has included multiple due diligence visits by Mitsui executives and technical experts to the Company’s project, and visits by Atlas Lithium’s management to several of Mitsui’s offices in Brazil, the United States, Canada, and Japan. The Strategic Investment is a culmination of the mutual interest in growing Atlas Lithium. It delivers additional financing to allow Atlas Lithium to continue to aggressively advance its development towards operation of an open pit lithium mine and spodumene concentrating facility by the fourth quarter of 2024. Mitsui has a strong presence in Brazil dating from 1960 and a long history of profitable mining investments in the country.

“Today marks a significant milestone for Atlas Lithium as we progress towards our goal of becoming a key lithium supplier to the global EV battery materials supply chain. Mitsui’s investment reflects confidence in our team, assets, and business model,” stated Marc Fogassa, CEO and Chairman of Atlas Lithium. “I am honored and humbled to be here in Tokyo signing this historical agreement for Atlas Lithium that will undoubtedly result in great value creation for our shareholders. I have watched the relationship of our companies grow and I believe that this partnership with Mitsui strengthens Atlas Lithium substantially.”

Figure 1: Signing Ceremony with Marc Fogassa, Atlas Lithium CEO and Chairman, and Akinobu Hashimoto, General Manager, Mitsui’s New Metals & Aluminum Division.

Figure 2: Atlas Lithium Management Joined by Mitsui Senior Executives, Including Tetsuya Fukuda, Chief Operating Officer, Mineral & Metal Resources Business Unit, and Masaya Inamuro, General Manager, Corporate Planning & Strategy Division.

Closing of the investment is expected within ten days, subject to customary approvals. Additional details are provided on a Form 8-K form filed with the Securities and Exchange Commission today. Atlas Lithium’s advisor is Goldman Sachs & Co. and its legal counsel is DLA Piper U.S.

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About Atlas Lithium Corporation

Atlas Lithium Corporation (NASDAQ: ATLX) is focused on advancing and developing its 100%-owned hard-rock lithium project in Brazil’s Lithium Valley, a well-known lithium district in the state of Minas Gerais. In addition, Atlas Lithium has 100% ownership of mineral rights for other battery and critical metals including nickel, rare earths, titanium, graphite, and copper. The Company also owns equity stakes in Apollo Resources Corp. (private company; iron) and Jupiter Gold Corp. (OTCQB: JUPGF) (gold and quartzite).

About Mitsui

Mitsui & Co. is a global trading and investment company with a presence in more than 60 countries and a diverse business portfolio covering a wide range of industries. The company identifies, develops, and grows its businesses in partnership with a global network of trusted partners including world leading companies, combining its geographic and cross-industry strengths to create long-term sustainable value for its stakeholders. Mitsui has set three key strategic initiatives for its current Medium-term Management Plan: supporting industries to grow and evolve with stable supplies of resources and materials, and providing infrastructure; promoting a global transition to low-carbon and renewable energy; and empowering people to lead healthy lives through the delivery of quality healthcare and access to good nutrition. Visit www.mitsui.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements are based upon the current plans, estimates and projections of Atlas Lithium and its subsidiaries and are subject to inherent risks and uncertainties which could cause actual results to differ from the forward- looking statements. Such statements include, among others, those concerning market and industry segment growth and demand and acceptance of new and existing products; any projections of production, reserves, sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in Brazil, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: results from ongoing geotechnical analysis of projects; business conditions in Brazil; general economic conditions, geopolitical events, and regulatory changes; availability of capital; Atlas Lithium’s ability to maintain its competitive position; manipulative attempts by short sellers to drive down our stock price; and dependence on key management.

Additional risks related to the Company and its subsidiaries are more fully discussed in the section entitled “Risk Factors” in the Company’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2024. Please also refer to the Company’s other filings with the SEC, all of which are available at www.sec.gov. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. The Company explicitly disclaims any obligation to update any forward-looking statements.

Investor Relations:

Brian Bernier

Vice President, Investor Relations

+1 (833) 661-7900

bwb@atlas-lithium.com

https://www.atlas-lithium.com/

@Atlas_Lithium

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